UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SenoRx, Inc.

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SENORX, INC.
Frequently Asked Questions for Employees

May 7, 2010

The Transaction

Why are SenoRx and Bard merging?
We believe that our two companies will benefit by joining forces to create product leadership by offering a broader range of high-quality breast care products to our customers.  Bard’s breast biopsy business is focused on bringing innovative products designed by ultrasound-guided biopsy procedures.  In contrast, SenoRx has developed innovative products for stereotactic and MRI-guided biopsy procedures, as well as a leading position in accelerated breast irradiation (APBI) therapy market.

We believe this newly combined business will result in a stronger market opportunity and will benefit our customers with a larger dedicated team of professionals committed to product innovation and industry best practice standards.  We believe we will be even better positioned than ever to create innovative new products and bring them to market faster than either company could do on its own.

What happens now?
The closing of the deal is subject to regulatory and shareholder approval, as well as certain other closing conditions. The company will prepare proxy materials that will be filed with the SEC and mailed to shareholders in preparation for a special meeting of shareholder for the purpose of voting on whether to approve and adopt the merger agreement. At the same time, the company will seek approval of the transaction from the required antitrust regulatory authorities.

As SenoRx and Bard work to meet these conditions, teams from both companies will be meeting to develop a plan for smooth integration of operations once the transaction closes.

We have seen reports of lawyers investigating the transaction on behalf of SenoRx stockholders.  We have also heard that there may be litigation in connection with the transaction.  Is there anything wrong?
Unfortunately, shareholder investigations and litigation are now quite typical when public companies are acquired.  These parties are looking for problems on which they can capitalize for their own profit.  The officers and directors of the Company have been very diligent in their consideration of the transaction, and have acted in the best interests of the stockholders.  These investigations and litigation surrounding the transaction were expected, and the mere presence of these parties does not mean there is a problem.  No one should be alarmed by them.

Impact on SenoRx Employees

Will any SenoRx employees lose their jobs as a result of this acquisition?
Bard appreciates the value that the people, product and processes bring to this acquisition. Bard’s goal is to integrate the two businesses while minimizing the impact on current employees.

What is my status between now and the time the deal closes?
At this time, your employment status will remain as is.  You will continue to be covered by your SenoRx programs and benefits. Your salary will be administered as usual and existing performance expectations of you remain unchanged.

What happens to my salary and my health and welfare benefits after close?
For a period of at least three months after closing, employees who continue to be employed by Bard will receive their current level of base salary and regular wages and will receive health and welfare benefits that are, in the aggregate, no less favorable than those benefits in place prior to closing.  As Bard assesses compensation levels throughout the organization, any compensation structure changes will be promptly communicated.  Bard will provide more detailed information regarding the various benefit plans that will be in place after deal closing.

What happens to my vacation or paid time off balance?
Any vacation or paid time off accrued but unused by a continuing employee at the time the transaction closes will be credited by Bard in accordance with SenoRx policy.

Will we get credit for SenoRx service after the deal closes?
With respect to employee benefit plans, your SenoRx service will be recognized to the same extent it was recognized prior to the closing for purposes of eligibility, participation and vesting. Your SenoRx service will not be recognized under the terms of new equity-based awards by Bard or for benefit accrual purposes under any Bard benefit plan.

What is the status of the Employee Stock Purchase Plan (ESPP)?
The current offering period will end as scheduled on May 15, 2010. After that date, the ESPP will be suspended until the deal closes. All amounts withheld by SenoRx on behalf of ESPP participants that have not been used to purchase shares of SenoRx common stock prior to closing will be returned to the participants without interest pursuant to the terms of the ESPP.

What happens to the SenoRx shares (common stock) that I already own?
All shares of SenoRx common stock that you own (which may include shares received from vested RSU grants or shares purchased on the open market or under the ESPP) will be converted to cash upon closing. Each share of SenoRx common stock is being purchased by Bard at a price of $11.00 per share. In the alternative, you may, prior to the closing of the transaction and as long as the trading window is open and you are not prevented from trading due to your possession of material non-public information or otherwise restricted by notice from Kevin Cousins, trade your shares of SenoRx common stock.

What happens to my Restricted Stock Units (RSUs)?
RSUs payable in shares of SenoRx common stock, whether they are vested or unvested as of the closing of the deal, will be canceled and the holder will receive a cash payment of $11.00 for each share subject to the RSU, less any applicable withholding taxes.

What happens to my SenoRx stock options?
Holders of vested and unvested stock options that have an exercise price less than $11.00 per share and are outstanding immediately prior to the closing of the deal will receive a cash payment for each share subject to the option equal to $11.00 less the per share exercise price and any applicable withholding taxes. Vested and unvested stock options that have an exercise price at or greater than $11.00 per share will be cancelled without payment at the time the deal closes.

For employees with Change of Control Agreements Only:
Will I remain eligible for severance benefits if my position is eliminated after closing?
Existing change of control agreements will be honored by Bard in accordance with their terms.

Conducting Business From Now Until Close

What should I do between now and the closing of the acquisition?
Continue your normal job. If you have any questions about your current job, please talk with your manager. For many reasons, it is important to maintain focus, making your work as successful as possible during this period.

Will SenoRx customers, partners and distributors be notified of the acquisition?
Yes, SenoRx is notifying its customers. Bard wants to retain SenoRx’s customers. In the short term it is business as usual; we are two separate companies. Once we close, we will want to make the transition to Bard as seamless as possible for our customers.

What can we say between now and close to our customers, partners, friends and family?
You can relay any publicly available information, such as information included in the press release announcing the acquisition. It is important, in all situations, to not speculate about what may happen once the acquisition is complete. See the sections below for specifics on Do’s and Don’ts when speaking with customers and partners.

How will we interact with Bard staff before the closing?
Because of legal requirements, only a few SenoRx people will interact with Bard staff before the closing of the acquisition. For legal and regulatory reasons, it is very important that SenoRx employees not contact any Bard employees (and vice a versa) until the acquisition is completed. Even if you personally know a Bard employee, you must not discuss the acquisition. The acquisition will be under strict regulatory review until it is completed.

Do’s and Don’ts When Communicating with Customers, Vendors and Distributors

DO: Conduct business as usual and focus on our customers

DO: Express a positive view of the transaction (without speculating beyond what has been publicly announced).

DON’T:

•	Don’t contact Bard customers or partners and give any impression that Bard and SenoRx are already one company.

•	Don’t speak for or answer questions on behalf of Bard.

•	Don’t discuss any partner deals.

•	Don’t speculate about what may happen once the acquisition is completed.

•	Don’t refer SenoRx customers, suppliers or partners to Bard.

•	Don’t communicate with SenoRx partners about Bard (future portfolio and/or territory assignments).

How can I get additional questions answered?

Contact your manager.

Additional Information and Where to Find It

SenoRx, Inc. (“SenoRx”) plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the proposed merger with a wholly owned subsidiary of C. R. Bard, Inc. (the “Merger”), pursuant to which SenoRx would be acquired by C. R. Bard, Inc. (“Bard”). The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by SenoRx through the Web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from SenoRx by contacting Investor Relations by telephone at +1 (949) 362-4800 ext. 132, by mail at SenoRx, Inc., 3 Morgan, Irvine, California, 92618, Attn: Investor Relations, by e-mail at lchurney@senorx.com, or by going to SenoRx’s Investor Relations page on its corporate Web site at www.senorx.com (click on “Investors,” then on “SEC Filings”).

SenoRx and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SenoRx in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in SenoRx’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2010. This document is available free of charge at the SEC’s Web site at www.sec.gov, and from SenoRx by contacting Investor Relations by telephone at +1 (949) 362-4800 x132, by mail at SenoRx, Inc., 3 Morgan, Irvine, California, 92618, Attn: Investor Relations, by e-mail at lchurney@senorx.com, or by going to SenoRx’s Investor Relations page on its corporate Web site at www.senorx.com (click on “Investors,” then on “SEC Filings”).

Forward-Looking Statements

This FAQ contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, the ability of Bard to successfully integrate SenoRx’s operations and employees, the ability to yield benefits for customers and employees, and such other risks as identified in SenoRx’s  most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. SenoRx assumes no obligation to update any forward-looking statement contained in this FAQ.